AMENDMENT NO. 1 TO

EXHIBIT A

OF THE INVESTMENT MANAGEMENT AGREEMENT

 THIS EXHIBIT to the Investment Management Agreement dated January 4, 2010 (the
"Agreement") between DELAWARE GROUP GLOBAL & INTERNATIONAL FUNDS and
DELAWARE MANAGEMENT COMPANY, a series of Delaware Management Business Trust (the
"Investment Manager"), amended as of the 16th day of March, 2010 lists the Funds for which the
Investment Manager provides investment management services pursuant to this Agreement, along with the management fee rate schedule for each Fund and the date on which the Agreement became effective for each Fund.

Fund Name
Effective Date
Management Fee Schedule (as a
percentage of average daily net assets)
Annual Rate
Delaware Emerging Markets Funds
March 16, 2010
1.25% on first $500 million
1.20% on next $500 million
1.15% on next $1.5 billion
1.10% on assets in excess of $2.5 billion
Delaware Focus Global Growth Fund
January 4, 2010
0.85% on first $500 million
0.80% on next $500 million
0.75% on next $1.5 billion
0.70% on assets in excess of $2.5 billion
Delaware International Value Equity
Fund
January 4, 2010
0.85% on first $500 million
0.80% on next $500 million
0.75% on next $1.5 billion
0.70% on assets in excess of $2.5 billion
Delaware Macquarie Global
Infrastructure Fund
January 4, 2010
0.90% on first $500 million
0.85% on next $500 million
0.80% on next $1.5 billion
0.75% on assets in excess of $2.5 billion
Delaware  Global Value Fund
January 4, 2010
0.85% on first $500 million
0.80% on next $500 million
0.75% on next $1.5 billion
0.70% on assets in excess of $2.5 billion

DELAWARE MANAGEMENT COMPANY,  DELAWARE GROUP EQUITY FUNDS V
A series of Delaware Management Business Trust

By: David P. O'Connor     By: Patrick P. Coyne
Name: David P. O'Connor     Name: Patrick P. Coyne
Title: Senior Vice President     Title: President

834313_1.DOC